Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Announces Increase of Tender Cap for

Tender Offer for 6 5/8% Senior Subordinated Notes Due 2015

Baton Rouge, LA—February 6, 2012—Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, announced today that its wholly owned subsidiary, Lamar Media Corp., has amended its previously announced tender offer to purchase a portion of its outstanding 6 5/8% Senior Subordinated Notes due 2015, 6 5/8% Senior Subordinated Notes due 2015—Series B and 6 5/8% Senior Subordinated Notes due 2015—Series C (collectively, the “6 5/8% Notes”). The amendment increased the aggregate principal amount of 6 5/8% Notes that will be purchased in the tender offer from up to $600.0 million to up to $700.0 million. Lamar Media has requested a new $100.0 million term loan A facility from the lenders under its existing senior credit facility and anticipates that the closing of the term loan A facility will occur on February 9, 2012. The tender offer has also been amended to include the closing of the term loan A facility as a condition to Lamar Media’s obligation to complete the tender offer. All other material terms of the tender offer, as set forth in the Offer to Purchase and related Letter of Transmittal, each dated as of January 26, 2012, remain the same.

As we previously announced, the purpose of the tender offer is to retire the debt associated with the 6 5/8% Notes. In accordance with the terms of the tender offer, as amended, Lamar Media will fund purchases pursuant to the tender offer from the proceeds of a private offering of $500.0 million aggregate principal amount of new debt securities and the $100.0 million term loan A facility, together with approximately $154.5 million of borrowings under the revolving portion of Lamar Media’s senior credit facility.

The dealer manager for the tender offer is J.P. Morgan Securities LLC. Global Bondholder Services Corporation is acting as depositary and information agent in connection with the tender offer. Any questions regarding procedures for tendering notes or requests for additional copies of the Offer to Purchase, the Letter of Transmittal and any related documents, which are available for free and which describe the tender offer in greater detail, should be directed to Global Bondholder Services Corporation, whose address and telephone number are as follows:

Global Bondholder Services Corporation

65 Broadway, Suite 404

New York, New York 10006

Holders call toll-free: (866) 873-5600

Banks and Brokers call: (212) 430-3774

Fax: (212) 430-3775

None of Lamar Media, the dealer manager, the information agent or the depositary or their respective affiliates is making any recommendation as to whether holders should tender all or any portion of their notes in the tender offer.

About Lamar Media

Lamar Media is one of the largest outdoor advertising companies in the United States based on number of displays and has operated under the Lamar name since 1902. Lamar Media sells advertising on billboards, buses, shelters and logo signs. As of September 30, 2011, Lamar Media owned and operated approximately 144,000 billboard advertising displays in 44 states, Canada and Puerto Rico, over 110,000 logo advertising displays in 21 states and the province of Ontario, Canada, and operated over 29,000 transit advertising displays in 16 states, Canada and Puerto Rico. Lamar Media offers its customers a fully integrated service, satisfying all aspects of their billboard display requirements from ad copy production to placement and maintenance. Lamar Media’s corporate headquarters is located in Baton Rouge, Louisiana.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements concerning Lamar Media’s expectations regarding the completion of its private offering of new debt securities, the completion of a $100 million term loan A facility under its existing senior credit facility and the use of proceeds from such facility, the sources of capital used to fund purchases pursuant to the tender offer, and the terms and completion of its tender offer. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for senior debt, corporate debt and debt securities generally and for the securities of advertising companies and for Lamar Media in particular. There can be no assurance that the tender offer will be completed or that it will not be further amended or withdrawn.

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This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, securities, nor a solicitation for acceptance of the tender offer for the 6 5/8% Notes. The tender offer is only being made pursuant to the terms of the Offer to Purchase and the Letter of Transmittal. Holders of the 6 5/8% Notes should read these materials because they contain important information. The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Contact:

Lamar Media Corp.

Keith Istre

Chief Financial Officer

(225) 926-1000

KI@lamar.com